EXHIBIT 10.4

EXECUTIVE EXCISE TAX GROSS-UP AGREEMENT

This agreement (the “Agreement”), made effective as of May 6, 2005 by and between Hudson Highland Group, Inc. (the “Company”) and Jon F. Chait (the “Executive”), is amended and restated effective October 29, 2007.

WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to continue to be employed, in each case subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1. Covered Termination. If a Change in Control (as defined below) occurs when the Executive is employed by the Company and there is any termination of the Executive’s employment during the period commencing on the date of a Change in Control and ending on the first anniversary of such date (the “Employment Period”) (subject to Section 4) by the Executive for Good Reason (as defined below), or by the Company other than by reason of (i) the Executive’s death, (ii) the Executive’s Disability (as defined below), or (iii) Cause (as defined below) (a “Covered Termination”), then the Executive shall be entitled to receive the benefits set forth in Section 2.

2. Excise Tax Gross-Up.

(a) If any payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” as defined in Section 280G (or any successor provision) of the Code, then the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 (or any successor provision) of the Code and any interest charges or penalties in respect of the imposition of such excise tax (collectively, the “Excise Tax”) (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 2(a), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the Total Payments that would be treated as “parachute payments” under Section 280G (or any successor provision) of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Executive. For purposes of reducing the Total Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Total Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Total Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

The Company shall pay the Gross-Up Payment, if any, on the first day of the seventh (7th) month following the month in which the Separation from Service occurs. Notwithstanding the foregoing, if the Executive is required to pay the excise tax imposed under Section 4999 of the Code prior to the payment date for the Gross-Up Payment describe hereinabove (such as, for instance, because other payments due to the Executive without regard to this Agreement cause the excise tax to be due), then the Company shall promptly (but in no event later than the end of the calendar year following the year in which the Executive remits such taxes) reimburse the Executive for the amount of excise taxes paid by the Executive under Section 4999 of the Code, plus an amount equal to the additional taxes imposed on the Executive due to the Company’s reimbursement of the excise tax and such additional taxes. In such event, the Gross-Up Payment, if any, shall be reduced by such prior payment.

For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G (or any successor provision) of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) (or any successor provision) of the Code. Promptly following a Covered Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an “excess parachute payment” as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments, (iii) the amount and present value of any excess parachute payments, and (iv) the amount of any Gross-Up Payment or the reduction of any Total Payments to the Safe Harbor Cap, as the case may be. As used in this Agreement, the term “Base Period Income” means an amount equal to the Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(l) (or any successor provision) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) (or any successor provisions) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Section 2(b), the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.

(b) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 (or any successor provision) of the Code shall reflect the intent of the parties as expressed in this Section 2, in the manner determined by the National Tax Counsel. If the Company owes the Executive an additional payment under this paragraph (b), such payment shall be made to the Executive promptly following the date the Executive remits the taxes, or if earlier, the date the Internal Revenue Service assesses such additional taxes, but no later than the calendar year following the calendar year in which the Executive remits the additional taxes. The Executive shall provide written notice to the Company and documentation substantiating the amount of additional taxes paid or assessed.

(c) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 2, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(d) Upon a Change in Control, the Company (or its successor) shall transfer to an irrevocable rabbi trust (to the extent not prohibited by Code Section 409A) an amount in cash, determined on an undiscounted basis, which will be sufficient to fund the Company’s obligations under this Section 2.

3. Additional Benefits. If there is a Covered Termination, then the Company shall bear up to $15,000 in the aggregate during the lifetime of the Executive of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under Section 2.

4. Anticipatory Termination. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated (other than a termination due to the Executive’s death or as a result of the

Executive’s Disability) during the period of 180 days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of Sections 1 and 2 such termination of employment shall be deemed a “Covered Termination”.

5. Expenses and Interest. If, after a Change in Control of the Company, (a) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred by the Executive during his lifetime as a result of the dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by The Bank of New York, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive’s written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding. Any reimbursements provided hereunder shall be made promptly (but not later than the last day of the calendar year following the calendar year in which the legal fees or expenses were incurred by the Executive) following the receipt by the Company of a written notice from the Executive requesting such reimbursement, accompanied by documentation substantiating the amount of such fees and expenses.

6. Definitions.

(a) Affiliate. For purposes hereof, “Affiliate” shall mean each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “ at least 80 percent” each place it appears therein or in the regulations thereunder.

(b) Cause. For purposes hereof, “Cause” shall be defined as:

(i) the willful or negligent failure of the Executive to perform the Executive’s duties and obligations in any material respect (other than any failure resulting from Executive’s Disability), which failure is not cured within fifteen (15) days after receipt of written notice thereof, provided that there shall be no obligation to provide any additional written notice if the Executive’s failure to perform is repeated and the Executive has previously received one (1) or more written notices;

(ii) acts of dishonesty or willful misconduct by the Executive with respect to the Company; or

(iii) conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge.

(c) Change in Control. For purposes hereof, a “Change in Control” shall be deemed to occur on the first to occur of any one of the following events: (a) the consummation of a consolidation, merger, share exchange or reorganization involving the Company, unless such consolidation, merger, share exchange or reorganization is a “Non-Control Transaction” (as defined below); (b) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the assets of the Company (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all, or substantially all, of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (c) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than (1) the Company, (2) any subsidiary of the Company, (3) a trustee or other fiduciary holding securities under any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; or (d) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions. A “Non-Control Transaction” shall mean a consolidation, merger, share exchange or reorganization of the Company where (a) the stockholders of the Company immediately before such consolidation, merger, share exchange or reorganization beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger, share exchange or reorganization (the “Surviving Corporation”); (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation; and (c) no person (other than (1) the Company, (2) any subsidiary of the Company or (3) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the common stock of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(d) Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(e) Disability. For purposes hereof, “Disability” be defined as the Executive’s inability to perform the Executive’s essential job duties and responsibilities due to mental or physical disability for a total of twelve (12) weeks, whether consecutive or not, during any rolling twelve (12) month period. For purposes of this Agreement, the Executive will be considered disabled when the Company, with the advice of a qualified physician, determines that the Executive is physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Executive’s essential job duties. The Executive shall cooperate with the Company in obtaining the advice of a qualified physician regarding the Executive’s condition.

(f) Good Reason. The Executive shall have “Good Reason” for termination of employment in connection with a Change in Control of the Company in the event of:

(i) any breach of this Agreement by the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(ii) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control;

(iii) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of Disability;

(iv) a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(v) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change in Control;

(vi) the Company requires the Executive to travel on Company business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change in Control; or

(vii) any voluntary termination of employment by the Executive at any time following the date that is three months after the Change in Control of the Company.

(g) Separation from Service. The term “Separation from Service” means an Executive’s termination of employment from the Company and its Affiliates, or if the Executive continues to provide services following his or her termination of employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its Affiliates. Specifically, if Executive continues to provide services to the

Company or an Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service. The Executive will be presumed to have terminated employment from the Company and its Affiliates when the level of bona fide services provided by the Executive (whether as an employee or independent contractor) to the Company and its Affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by such individual, on average, during the immediately preceding 36 months (or such lesser period of service). Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Executive will not be deemed to have incurred a Separation from Service for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Termination of Employment.

7. Severability. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

8. Complete Agreement. This Agreement contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral.

9. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, a payment will be made to the Executive from the cash payments otherwise owing hereunder (without regard to the six-month delay) equal to the amount needed to pay the Executive’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes), and any subsequent payment shall be reduced accordingly.

10. Interpretation. This Agreement shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

11. Application of Code Section 409A. The Executive acknowledges that to avoid an additional tax on payments that may be payable under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which Executive believes he or she is entitled hereunder no later than ninety (90) days of the latest date upon which the payment could under this Agreement could have been timely paid pursuant to Code Section 409A, and if not paid or provided, take further enforcement measures within 180 days after such latest date.

12. Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

13. Successors and Assigns. This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

14. Waivers. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HUDSON HIGHLAND GROUP, INC.

By:
Signature of Executive		Signature of Authorized Representative

Its:
Print Name		Title of Representative